Exhibit 99.1

Erickson Reports Fourth Quarter and Full Year 2013 Results

– Full Year Revenues Up 76% to $318 million; Pro Forma Growth of 4% –

– Full Year Diluted EPS of $0.82; Full-Year Adjusted EPS of $1.52 –

– Full Year Adjusted EBITDA of $90.9 million and Pro Forma Adjusted EBITDA of $106.3 million –

– Commercial Growth Anticipated to Offset Defense Spending Reductions for FY14 –

– Issues FY14 Guidance for Sales of $385 to $405 million; Adjusted EBITDA of $100 to $110 million –

PORTLAND, Ore.—(BUSINESS WIRE)—March 13, 2014— Erickson Air-Crane Incorporated (NASDAQ:EAC) (“Erickson,” the “Company,” “we,” “us” and “our”), a leading global provider of aviation services to a worldwide mix of commercial and government customers and the vertically integrated manufacturer and operator of the powerful, heavy-lift helicopter, the Erickson S-64 Aircrane, today announced fourth quarter and full year 2013 financial results and initiated guidance for fiscal 2014.

Udo Rieder, Chief Executive Officer of Erickson, commented, “We finished the year with a strong fourth quarter and have made great progress along a number of dimensions. We have substantially completed the integration of our two acquisitions and greatly improved our operational performance for our government customers. We expect to leverage the strength of our comprehensive aviation services platform in 2014 to secure business with new customers and to offset significant, but anticipated declines in defense spending in Afghanistan.”

Mr. Rieder continued, “As we look forward, we believe we have a clear opportunity to further enhance our competitive position across key end markets. The recently announced Hunt Oil contract is an excellent example of leveraging our diversified fleet to more effectively serve the needs of our customers. Even as we broaden our services, we expect to streamline and better integrate our operations. We believe this will enable us to execute better, drive improved profitability and establish a firm foundation for long-term growth.”

Fourth Quarter and Recent Highlights

•	Fourth quarter revenue increased 137% to $92.5 million versus the prior year period, driven by contributions from acquisitions as well as organic growth in infrastructure construction and firefighting as compared to the prior year. Revenues grew 9% in the fourth quarter as compared to $85.2 million in the prior year’s fourth quarter on a pro forma basis including Evergreen Helicopters.

•	Fourth quarter Adjusted EBITDA grew 177% to $19.0 million. Adjusted EBITDA excludes the effect of integration and acquisition related expenses as well as $3.4 million for a loss on sale of the Evergreen International Aviation note (“EIA note”) receivable. This represents a 14% increase in Adjusted EBITDA as compared to $16.6 million in the prior year’s fourth quarter pro forma Adjusted EBITDA.

•	Erickson has secured a new four year contract with Hunt Oil in the South American oil and gas market.

•	Earlier this week, Erickson secured an amendment to its revolving credit facility to increase the maximum availability from $125.0 million to $140.0 million.

Full Year Highlights

•	Full-year revenue increased 76% to $318.2 million, driven primarily by acquisitions. Pro forma revenues for the full year increased by 4.2% to $395.2 million compared to $379.2 million in 2012.

•	Full-year Adjusted EBITDA increased 60% to $90.9 million, a margin of 28.6%. Pro forma full-year Adjusted EBITDA decreased by 1% to $106.3 million as compared to 2012 adjusted EBITDA of $107.1 million, a margin of 26.8%, primarily due to the changes in mix of our business.

Fourth Quarter Results

Revenue for the quarter ended December 31, 2013 increased 137% compared with the prior year’s fourth quarter, to $92.5 million.

Government segment revenues increased 280% to $67.2 million during the fourth quarter of 2013 as compared to revenues of $17.7 million in the prior year period, reflecting an increase in defense and security of $47.7 million, related to the acquisition of Evergreen and an increase in firefighting of $3.4 million related to increased demand in Australia and Turkey, partially offset by a decrease in crewing revenues in Italy.

Commercial segment revenues in the fourth quarter increased 18% to $25.3 million as compared to $21.4 million in the prior year. The increase was primarily due to new business in the South American oil and gas market and U.S. spot construction, partially offset by decreases in MRO.

Fourth quarter 2013 operating income was $9.2 million, a nearly five-fold increase compared to $1.5 million in the prior year; pro forma operating income increased by 22.7% compared to the prior year’s level of $8.8 million. Adjusted operating income, which excludes $1.6 million in acquisition, integration and related expenses, increased to $10.8 million, as presented in the table below.

Other expense in the fourth quarter of 2013 was $11.9 million as compared to $2.4 million of expense in the prior year fourth quarter. The primary driver was an increase in net interest expense to $8.7 million as compared to $1.5 million in the prior year due to increased average outstanding borrowings related to our acquisitions. In the fourth quarter of 2013, other expense also included a charge of $3.4 million related to the loss on sale of the EIA note, which was partially offset by a reduction in interest and penalties on tax exposure items of $1.0 million. During the fourth quarter of 2013 we reversed our previous estimates for penalties and interest on tax exposure items related to our tax positions in the Philippines and Peru. We received the EIA note as part of the May 2, 2013 acquisition of the Evergreen Helicopters, Inc. from Evergreen International Aviation, Inc.

Our net loss in the fourth quarter of 2013 was $1.7 million, or $0.12 per diluted share, as compared to a net loss of $0.9 million, or $0.10 per diluted share in the prior year fourth quarter. After adjustments for both acquisition and integration related items as well as the loss on the sale of the EHI note, adjusted net income was $1.3 million, or $0.10 per diluted share, for the quarter ended December 31, 2013, as presented in the table below.

Fourth quarter Adjusted EBITDA, as presented in the table below, increased 177% to $19.0 million in the fourth quarter of 2013 as compared to $6.9 million in the prior year period.

Adjusted EBITDAR was $24.4 million in the fourth quarter of 2013 as compared to $6.9 million in the prior year’s fourth quarter.

As of December 31, 2013, the Company had $68.1 million drawn on its revolving credit facility (excluding letters of credit) and increased its maximum borrowing availability from $125.0 million to $140.0 million. As of December 31, 2013, the Company had $1.9 million in cash on its balance sheet.

Initiation of 2014 Guidance

The full year guidance provided below is operational and adjusted to exclude any acquisition or integration related expenses.

For the full year ended December 31, 2014, the Company anticipates revenues in the range of $385 to $405 million, adjusted EBITDA in the range of $100 to $110 million, adjusted EBITDAR in the range of $120 to $130 million, and earnings per share of $0.95 to $1.35, based on fully diluted shares outstanding of 13.8 million.

Mr. Rieder concluded, “We are pleased to be positioned to fully offset the expected decline in our defense business with growth in a number of commercial programs, especially through strong increases into the fast-growing oil and gas market in South America. We are pleased to leverage our comprehensive platform of heavy, medium and light aircraft to effectively capture larger, more comprehensive support contracts. We have an opportunity for strong, diversified global growth and believe we can drive significant value for our customers, partners, and shareholders.”

About Erickson Air-Crane Incorporated

Erickson Air-Crane Incorporated is a leading global provider of aviation services to a worldwide mix of commercial and government customers. The Company currently operates a diverse fleet of 90 rotary-wing and fixed wing aircraft, including a fleet of 20 heavy-lift S-64 Aircranes. This fleet supports a wide variety of government and commercial customers, across a broad range of aerial services, including critical supply and logistics for deployed military forces, humanitarian relief, fire-fighting, timber harvesting, infrastructure construction, and transportation and other government related activities. The Company also maintains a vertical manufacturing capability for the S-64 Aircrane, related components, and other aftermarket support and maintenance, repair, and overhaul services for the Aircrane and other aircraft. Founded in 1971, Erickson Air-Crane is headquartered in Portland, Oregon and maintains facilities and operations in North America, South America, the Middle East, Africa and Asia-Pacific. For more information, please visit http://www.ericksonaviation.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. You can identify forward-looking statements by words such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” “expect,” “predict,” “potential,” or the negative of these terms or other comparable terminology. These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include: that we do not realize the benefits from the recently completed the acquisitions of both Evergreen Helicopters and Air Amazonia and we may not realize the benefits of these acquisitions on a timely basis or at all; our ability to integrate these businesses successfully or in a timely and cost-efficient manner; our ability to successfully expand these businesses, enter new markets and manage international expansion; that we do not have extensive operating history in the aerial services segments, in the geographic areas, or with the types of aircraft historically operated by Evergreen Helicopters and Air Amazonia; that the anticipated reduction in troops in Afghanistan in the near-term may adversely affect us; that we operate in certain dangerous and war-affected areas, which may result in hazards to our fleet and personnel; the hazards associated with our helicopter operations, which involve significant risks and which may result in hazards that may not be covered by our insurance or may increase the cost of our insurance; our safety record; our substantial indebtedness; that we and our subsidiaries may still incur significant additional indebtedness; our failure to obtain any required financing on favorable terms; compliance with debt obligations, which could adversely affect our financial condition and impair our ability to grow and operate our business; cancellations, reductions or delays in customer orders; our ability to collect on customer receivables; weather and seasonal fluctuations that impact aerial services activities; competition; reliance on a small number of large customers; the impact of short-term contracts; the availability and size of our fleet; the impact of government spending; the impact of product liability and product warranties; the ability to attract and retain qualified personnel; the impact of environmental and other regulations, including FAA regulations and similar international regulations; our ability to accurately forecast financial guidance; our ability to convert backlog into revenues and appropriately plan expenses; worldwide economic conditions (including conditions in Greece, Italy and the other geographic areas in which we operate); our reliance on a small number of manufacturers; the necessity to provide components or services to owners and operators of aircraft; our ability to effectively manage our growth; our ability to keep pace with changes in technology; our ability to adequately protect our intellectual property; our ability to successfully enter new markets and manage international expansion; our ability to expand and market manufacturing and maintenance, repair and overhaul services; the potential unionization of our employees; the fluctuation in the price of fuel; the impact of changes in the value of foreign currencies; and the risks of doing business in developing countries and politically or economically volatile areas; as well as other risks and uncertainties more fully described under the heading “Risk Factors” in our most recently filed Annual Report on Form 10-K, or Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013, as well as the other reports we file with the SEC from time to time.

You should not place undue reliance on any forward-looking statements. Erickson Air-Crane assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting forward-looking information, except to the extent required by applicable laws.

Conference Call

The Company will hold a conference call to discuss its earnings results for the fourth quarter ended December 31, 2013 on March 13, 2014 at 4:30 p.m. Eastern Time with prepared remarks by Udo Rieder, the Company’s President and Chief Executive Officer, and Eric Struik, the Company’s Chief Financial Officer, to be followed by a question and answer session for the investment community. A live webcast of the call can be accessed at investors.ericksonaircrane.com. To access the call, dial toll-free 1-888-428-9480 or 1-719-457-2083 (international). The pass code is 8121387.

To listen to a telephonic replay of the conference call, dial toll-free 1-877-870-5176 or 1-858-384-5517 (international) and enter pass code 8121387. The replay will be available beginning at 7:30 p.m. ET on Thursday, March 13, 2014, and will last through 11:59 p.m. ET March 27, 2014.

This conference call will also be broadcast live over the Internet and can be accessed by all interested parties by clicking on http://investors.ericksonaircrane.com/. Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call by accessing the same link.

— FINANCIAL TABLES FOLLOW —

ERICKSON AIR-CRANE INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	December 31,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$1,881	$1,468
Restricted cash	2,883	3,781
Accounts receivable net of allowances for doubtful accounts of $991 and $460 in 2013 and 2012, respectively	65,987	24,446
Prepaid expenses and other current assets	3,360	1,426
Income tax receivable	135	1,048
Deferred tax assets	3,715	8,208

Total current assets	77,961	40,377

Aircraft support parts, net	126,696	93,041
Aircraft, net	127,179	66,673
Property, plant and equipment, net	109,382	54,675
Other intangible assets, net	22,908	—
Goodwill	234,554	—
Other non-current assets	28,625	2,057

Total assets	$727,305	$256,823

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts Payable	$29,035	$8,746
Current portion of long-term debt	—	71,202
Accrued and other current liabilities	41,233	19,662
Income tax payable	621	6,275

Total current liabilities	70,889	105,885

Long-term debt, less current portion	16,160	26,674
Long-term revolving credit facilities	68,086	—
Long-term notes payable	355,000	—
Other long-term liabilities	1,819	1,415
Uncertain tax positions	5,669	—
Deferred tax liabilities	16,775	17,481

Total liabilities	534,398	151,455
Stockholders’ equity (deficit):
Common stock; $0.0001 par value; 110,000,000 shares authorized; 13,787,914 and 9,726,785 issued and outstanding at December 31, 2013 and December 31, 2012, respectively	1	1
Additional paid-in capital	179,954	101,833
Retained earnings (accumulated deficit)	12,104	2,447
Accumulated other comprehensive income (loss)	(42)	71

Total stockholders’ equity (deficit) attributable to Erickson Air-Crane, Incorporated	192,017	104,352

Noncontrolling interest	890	1,016

Total stockholders’ equity (deficit)	192,907	105,368

Total liabilities and stockholders’ equity	$727,305	$256,823

ERICKSON AIR-CRANE INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in thousands, except share and per share data)

	Quarter Ended	Quarter Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,	December 31,
	2013	2012	2013	2012
Net revenues:	$92,465	$39,077	$318,221	$180,824
Cost of revenues	69,301	28,560	222,341	119,405

Gross profit	23,164	10,517	96,113	61,419

Operating expenses:
General and administrative	10,880	5,827	37,366	17,232
Research and development	884	1,258	4,000	4,683
Selling and marketing	2,247	1,894	7,755	6,071

Total operating expenses	14,011	8,979	49,121	27,986

Operating income (loss)	9,153	1,538	46,992	33,433

Other income (expense):
Interest income (expense), net	(8,658)	(1,453)	(25,175)	(6,990)
Interest income (expense) related to tax contingencies	858	—	(13)	—
Amortization of debt issuance costs	(681)	(322)	(2,067)	(1,174)
Unrealized foreign exchange gain (loss)	10	(350)	309	(322)
Loss on early extinguishment of debt	—	—	(215)	—
Realized foreign exchange gain (loss)	46	581	(172)	788
Gain (loss) on disposal of equipment	(40)	(5)	1	(5)
Other income (expense), net	(3,407)	(802)	(3,674)	119

Total other income (expense)	(11,872)	(2,351)	(31,006)	(7,584)

Net income (loss) before income taxes and noncontrolling interest	(2,719)	(813)	15,986	25,849
Income tax expense (benefit)	(889)	45	6,120	10,213

Net income (loss)	(1,830)	(858)	9,866	15,636
Less: Net income (loss) related to noncontrolling interest	130	(91)	(209)	(406)

Net income (loss) attributable to Erickson Air-Crane, Incorporated	(1,700)	(949)	9,657	15,230
Dividends on Redeemable Preferred Stock	—	—	—	2,795

Net income (loss) attributable to common stockholders	$(1,700)	$(949)	$9,657	$12,435

Net income (loss)	(1,830)	(858)	$9,866	$15,636
Other comprehensive income (loss):
Foreign currency translation adjustment	(649)	19	(107)	136

Comprehensive income (loss)	(2,479)	(839)	9,759	15,772
Comprehensive income (loss) attributable to noncontrolling interest	160	(124)	(215)	(435)

Comprehensive income (loss) attributable to Erickson Air-Crane, Incorporated	$(2,319)	$(963)	$9,544	$15,337

Net income (loss) per share attributable to common stockholders
Basic	$(0.12)	$(0.10)	$0.86	$1.78

Diluted	$(0.12)	$(0.10)	$0.82	$1.78

Weighted average shares outstanding
Basic	13,786,308	9,749,860	11,221,005	6,981,027

Diluted	13,786,308	9,749,860	11,834,506	6,981,027

ERICKSON AIR-CRANE INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Quarter Ended	Quarter Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,	December 31,
	2013	2012	2013	2012
Cash flows from operating activities:
Net income (loss)	$(1,830)	$(858)	$9,866	$15,636
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	7,889	5,249	33,328	21,661
Deferred income taxes	549	(6,108)	5,214	2,682
Non-cash interest expense on debt	101	598	1,877	3,137
Non-cash interest (income) expense on tax contingencies	(872)	—	—	—
Stock-based compensation	127	389	792	2,118
Write-off of debt issuance costs related to the early extinguishment of debt	—	—	215	—
Non-cash interest income on loans	(41)	—	(140)	—
Amortization of debt issuance costs	681	322	2,067	1,174
Loss (gain) on sale of equipment	40	5	(1)	5
Loss on sale of term loan note receivable	3,441	—	3,441	—
Changes in operating assets and liabilities, excluding effects of acquisitions of businesses:
Accounts receivable	5,491	26,111	(20,991)	2,679
Prepaid expenses and other current assets	2,445	576	427	2,803
Income tax receivable	1,476	744	915	201
Aircraft support parts, net	(8,808)	(10,219)	(32,001)	(27,355)
Other non-current assets	1,172	—	(3,131)	—
Accounts payable	1,238	409	(19,502)	(85)
Accrued and other current liabilities	(9,090)	(10,655)	(6,350)	199
Income tax payable	(1,560)	4,896	(304)	6,215
Other long-term liabilities	178	(2,392)	342	(2,912)
Uncertain tax positions	(1,588)	—	(856)	—

Net cash provided by (used in) operating activities	1,039	9,067	(24,792)	28,158

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	5,000	—	(226,868)	—
Restricted cash	16	(4)	958	1,438
Purchases of aircraft and property, plant and equipment	(23,738)	(18,395)	(56,104)	(22,736)
Purchases of intangible assets	(5)	—	(2,205)	—
Dividends paid to noncontrolling interest	—	—	(341)	(297)
Sale of term loan note receivable	1,660	—	1,660	—
Decrease (increase) in other assets	—	129	(35)	103

Net cash provided by (used in) investing activities	(17,067)	(18,270)	(282,935)	(21,492)

Cash flows from financing activities:
Proceeds from issuance of common stock, net of expenses	—	—	—	31,454
Repayments of subordinated notes	—	—	(27,572)	—
Repayments of credit facilities	(35,416)	(89,049)	(250,215)	(327,063)
Borrowings from credit facilities	48,990	98,747	246,377	291,234
Borrowing of notes	—	—	400,000	—
Repayments of notes	—	—	(45,000)	—
Debt issuance costs	(319)	(102)	(14,986)	(376)
Shares withheld for payment of taxes	(19)	(695)	(716)	(695)

Net cash provided by (used in) financing activities	13,236	8,901	307,888	(5,446)

Effect of foreign currency exchange rates on cash and cash equivalents	(629)	—	252	(20)

Net increase (decrease) in cash and cash equivalents	(3,421)	(302)	413	1,200
Cash and cash equivalents at beginning of period	5,302	1,770	1,468	268

Cash and cash equivalents at end of period	$1,881	$1,468	$1,881	$1,468

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	15,998	1,683	$27,818	$3,655
Cash paid (received) during the period for income taxes, net	506	578	$1,477	$1,104

The following tables provide additional detail on the revenues and revenue flight hours for the components of the two reportable segments:

	Quarter Ended	Quarter Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,	December 31,
(Dollars in thousands)	2013	2012	2013	2012
Government revenues:
Firefighting	$17,824	$14,387	$86,266	$82,211
Defense and security	47,696	—	124,491	—
Transport and other government-related services	1,691	3,319	10,824	23,647

Total Government revenues	$67,211	$17,706	$221,581	$105,858

	Quarter Ended	Quarter Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,	December 31,
(Dollars in thousands)	2013	2012	2013	2012
Commercial revenues:
Timber harvesting	$7,714	$7,622	$34,631	$32,039
Infrastructure construction	14,960	6,119	49,301	31,201
Manufacturing / MRO	2,580	7,630	12,708	11,726

Total Commercial revenues	$25,254	$21,371	$96,640	$74,966

	Quarter Ended	Quarter Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,	December 31,
	2013	2012	2013	2012
Government revenue flight hours:
Firefighting	272	177	3,521	3,723
Defense and security	4,610	—	13,208	—
Transport and other government-related services	43	16	495	1,375

Total Government flight hours	4,925	193	17,224	5,098

	Quarter Ended	Quarter Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,	December 31,
	2013	2012	2013	2012
Commercial revenue flight hours:
Timber harvesting	1,143	1,131	4,967	4,527
Infrastructure construction and other	581	442	2,875	2,450

Total Commercial flight hours	1,724	1,573	7,842	6,977

Use of Non-GAAP Financial Measures

The Company uses adjusted EBITDA (“Adjusted EBITDA”) in managing our business. We define EBITDA as net income (loss) before interest expense, net, provision for (benefit from) income taxes, and depreciation and amortization. Adjusted EBITDA means, with respect to any fiscal period, our EBITDA, adjusted for, without duplication, the sum of the following amounts for such period to the extent included in determining consolidated net earnings (or loss) for such period: (i) extraordinary gains, (ii) non-cash items increasing consolidated net earnings for such period, excluding any items representing the impact of purchase accounting or the reversal of any accrual of, or cash reserve for, anticipated changes in any period, (iii) non-cash extraordinary losses, (iv) any other non-cash charges reducing consolidated net earnings for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period or amortization of a prepaid cash expense that was paid in a prior period, (v) to the extent not capitalized, (A) non-recurring expenses, fees, costs and charges incurred and funded prior to, on or within 9 months after the closing date in connection with the ABL Revolver and the Evergreen Helicopters acquisition; and (B) expenses incurred and funded prior to, on, or within 2 years of the closing date in connection with the termination of the lease for the location that is the chief executive office of Evergreen Helicopters as of the closing date; and (vi) transaction related expenditures incurred and funded prior to, on or within 9 months of the date of consummation of (A) the Air Amazonia acquisition, (B) any permitted acquisition under the ABL Revolver, or (C) any investment that is permitted pursuant to the ABL Revolver, in the case of each of (A), (B), and (C), that arise out of cash charges related to deferred stock compensation, management bonuses, strategic market reviews, restructuring, retention bonuses, consolidation, severance or discontinuance of any portion of operations, termination of the lease for the headquarters of Evergreen Helicopters, employees or management of the target of such permitted acquisition, accrued vacation payments and working notices payments and other non-cash accounting adjustments.

The Company also uses adjusted EBITDAR in managing our business. Adjusted EBITDAR is determined by adding aircraft lease expense to adjusted EBITDA. We present Adjusted EBITDAR because we believe this provides us with a more comparable measure for managing our business.

The Company also uses adjusted net income, adjusted operating income, and adjusted net income per share, in managing our business. We define adjusted operating income as operating income (loss) attributable to the Company, adjusted to exclude the effect of acquisition, integration and related expenses. We define adjusted net income as net income (loss) attributable to the Company, adjusted to exclude the effect of acquisition and integration related expenses and related tax effects. We define adjusted net income per share in the same manner, divided by the same number of shares of common stock used in calculating GAAP net income per share. The presentation of these non-GAAP financial measures is not meant to be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP, and should not be considered measures of the Company’s liquidity. The non-GAAP financial measures are provided as additional information to help both management and investors compare business trends among different reporting periods on a consistent and more meaningful basis and enhance investors’ overall understanding of the Company’s current financial performance and prospects for the future.

The following tables reconcile the non-GAAP financial measures appearing in this press release to the most directly comparable GAAP measures:

	Quarter Ended	Quarter Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,	December 31,
(Dollars in thousands)	2013	2012	2013	2012
EBITDA, Adjusted EBITDA and Adjusted EBITDAR Reconciliation:
Net income (loss) attributable to Erickson Air-Crane, Inc.	$(1,700)	$(949)	$9,657	$15,230
Interest expense, net	8,658	1,453	25,175	6,990
Tax expense (benefit)	(889)	45	6,120	10,213
Depreciation and amortization	7,889	5,248	33,328	21,661
Amortization of debt issuance costs	681	322	2,067	1,174

EBITDA	$14,639	$6,119	$76,347	$55,268

Acquisition and integration related expenses	1,628	—	10,383	—
Non-cash unrealized mark-to-market foreign exchange (gains) losses	(10)	350	(309)	322
Interest related to tax contingencies	(858)	—	13	—
Loss on early extinguishment of debt	—	—	215	—
Non-cash charges from awards to employees of equity interests	127	389	792	2,118
Other non-cash (gains) losses	40	5	(1)	(795)
Loss on sale of EIA note (1)	3,441	—	3,441	—

Adjusted EBITDA	$19,007	$6,863	$90,881	$56,913

Aircraft lease expenses	5,378	—	14,005	—

Adjusted EBITDAR	$24,385	$6,863	$104,886	$56,913

(1)	While the sale of the EIA note is not included in the definition of Adjusted EBITDA and Adjusted EBITDAR as described above, the Company believes this amount should be added to the calculation for EBITDA, Adjusted EBITDA and Adjusted EBITDAR to provide us with a more comparable measure for managing our business.

	Quarter Ended	Year Ended
	December 31,	December 31,
	2013	2013
Operating Income and Adjusted Operating Income Reconciliation
Operating income (loss)	$9,153	$46,992
Acquisition and integration related expenses	1,628	10,383

Adjusted Operating income (loss)	10,781	57,375
Net Income and Adjusted Net Income Reconciliation
Net income (loss) attributable to Erickson Air-Crane Incorporated	$(1,700)	$9,657
Loss on sale of EIA note	3,441	3,441
Tax effect of loss on sale of EIA note (assumed 40% rate)	(1,376)	(1,376)
Acquisition and integration related expenses	1,628	10,383
Tax effect of acquisition and integration related expenses (assumed 40% rate)	(651)	(4,153)

Net impact of acquisition and integration related costs on net income	3,042	8,295
Adjusted net income (loss) attributable to Erickson Air-Crane Incorporated	$1,342	$17,952
Net Income (Loss) Per Share Attributable To Common Stockholders and Adjusted Net Income (Loss) Per Share Attributable to Common Stockholders Reconciliation
Net income (loss) attributable to common stockholders	$(1,700)	$9,657
Adjusted net income (loss) attributable to Erickson Air-Crane Incorporated	$1,342	$17,952
Weighted average shares outstanding
Basic	13,786,308	11,221,005
Diluted	13,846,180	11,834,506
Adjusted net income (loss) per share attributable to common stockholders
Basic	$0.10	$1.60
Diluted	$0.10	$1.52